UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________________

FORM 8-K

____________________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2022

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Humanigen, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other Jurisdiction of Incorporation)	001-35798 (Commission File No.)	77-0557236 (IRS Employer Identification No.)

830 Morris Turnpike, 4th Floor

Short Hills, New Jersey 07078

(Address of principal executive offices and zip code)

(973) 200-3010
(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	HGEN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02 Termination of a Material Definitive Agreement.

In connection with the adoption of the strategic realignment plan disclosed below in Item 8.01 of this Current Report on Form 8-K, on July 25, 2022, Humanigen, Inc. (the “Company”) made a prepayment of $26.7 million to satisfy in full all of the Company’s principal and interest obligations and related fees under that certain Loan and Security Agreement effective as of March 10, 2021 (the “Loan Agreement”), by and between the Company and each of its Qualified Subsidiaries (as defined in the Loan Agreement), on the one hand, and Hercules Capital, Inc. (the “Agent”) as administrative agent and collateral agent for itself and the lenders thereunder and the several banks, financial institutions or entities affiliated with the Agent from time to time parties to the Loan Agreement, on the other hand. As a result of the prepayment, the lenders’ commitments to extend further credit to the Company terminated, all obligations, covenants, debts and liabilities of the Company under the Loan Agreement were satisfied and discharged in full, the Loan Agreement and all other documents entered into in connection with the Loan Agreement were terminated, all liens or security interests granted to secure the Company’s obligations under the Loan Agreement were terminated, and all guaranties of the obligations of under the Loan Agreement were terminated.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 25, 2022, the Company’s Board of Directors approved the grant of stock option awards to the Company’s executive officers and directors. The grants are intended to enhance the Company’s ability to retain its executive officers and provide them continuing incentives to execute against the strategic realignment plan announced in the Company’s press release issued July 26, 2022, and in recognition of the commitments of the directors in developing and overseeing the same. The options are expected to be granted on July 27, 2022 with exercise prices equal to the closing price of a share of the Company’s common stock as reported by The Nasdaq Stock Market, LLC on that date, and will vest pursuant to their terms in two equal tranches on the first and second anniversaries of the grant date. The grant date fair values of the awards made to the Company’s executive officers are expected to be approximately 40% of the respective executive officers’ base salaries for 2022.

Item 8.01. Other Events.

On July 26, 2022, the Company issued a press release announcing a strategic realignment of its clinical development pipeline and resources. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release dated July 26, 2022.

104	Cover Page Interactive Data File (embedded within Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HUMANIGEN, INC.

Dated: July 26, 2022	By: /s/ Cameron Durrant
	Name:	Cameron Durrant
	Title:	Chairman of the Board and Chief Executive Officer